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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citizens, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 (number 333-56898) of Citizens, Inc. of our report dated March 9, 2004, relating to the consolidated statements of financial position of Citizens, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, and all related schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Citizens, Inc.

Our report refers to a change in the method of accounting for goodwill and intangible assets in 2002.


                                                /S/ KPMG LLP

Dallas, Texas
March 9, 2004